Exhibit F

CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated March 18, 2014, with respect to the separate statements of financial position of Korea Development Bank as of December 31, 2013 and 2012, and the related separate statements of comprehensive income (loss), changes in equity and cash flows for the years then ended, included herein in this Registration Statement under Schedule B of the United States Securities Act of 1933, as amended, and to the reference to our firm under the heading “Experts” in the prospectus. Our report refers to a change in accounting policy for employment benefits.

/s/ KPMG Samjong Accounting Corp.
KPMG Samjong Accounting Corp.

Seoul, Korea

August 6, 2014